UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2016

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THE HANOVER INSURANCE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13754	04-3263626
(State or other jurisdiction	(Commission File Number)	(I.R.S.Employer
of incorporation)		Identification No.)

440 Lincoln Street, Worcester, Massachusetts 01653
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (508) 855-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2016, The Hanover Insurance Group, Inc. (the “Company”) announced that, effective June 20, 2016, Joseph M. Zubretsky will assume the role of the Company’s President and Chief Executive Officer and be appointed to the Company’s Board of Directors for a term expiring at the Company’s 2019 annual meeting of shareholders.

Mr. Zubretsky, 59, joins The Hanover after almost nine years at Aetna, Inc., one of the nation’s largest healthcare benefits and insurance providers, where he most recently served as Chief Executive Officer of Healthagen Holdings, a group of healthcare services and information technology companies.  Prior to that, from 2013 to 2014, he served as Senior Executive Vice President leading Aetna’s National Businesses, a $10 billion business providing health solutions to multi-national companies, and from 2007 to 2013 served as Aetna’s Chief Financial Officer.  Prior to joining Aetna in 2007, Mr. Zubretsky served in a variety of senior management roles in the healthcare and financial services sector.  Mr. Zubretsky began his career as an accountant, rising to partnership in the national insurance industry group at the accounting firm then known as Coopers & Lybrand.  We believe Mr. Zubretsky’s qualifications to serve on our Board include his more than 35 years in the insurance and financial services industry, his management experience leading significant business units at Aetna and elsewhere, his financial experience obtained as the Chief Financial Officer of Aetna and other prominent insurance companies, and as a partner at a major national accounting firm in its national insurance industry group.

As previously announced, effective upon Mr. Zubretsky’s date of hire, Frederick H. Eppinger will retire from his positions as Director, President and Chief Executive Officer.  Until succeeded by Mr. Zubretsky on June 20, 2016, Mr. Eppinger will remain on the Board of Directors as a holdover director.  Thereafter, it is expected that Mr. Eppinger will provide transition assistance to the Company.

In connection with Mr. Zubretsky’s hire, the Company and Mr. Zubretsky entered into an offer letter dated May 15, 2016 (the “Offer Letter”), the material terms of which are as follows:

•	Mr. Zubretsky’s annual base salary will be $1,000,000;
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For 2016, his short-term incentive compensation award (payable in March of 2017) shall equal the lesser of (i) $1,400,000, or (ii) 1% of the Company’s pre-tax operating income, before interest expense on debt and as adjusted to exclude the impact of catastrophes, measured over the six month period ending on December 31, 2016; and for 2017, his target short-term incentive compensation award will be set at 140% of base salary;

•	Mr. Zubretsky’s 2016 long-term equity award will have a grant date fair value of approximately $3,000,000, and will be comprised of the following two separate awards of approximately equal value:
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Stock Options:  such options will have a ten year term, vest in three approximately equal annual installments commencing on the first anniversary of his date of hire, and have an exercise price equal to the fair market value of the Company’s common stock on his date of hire;

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Performance-Based Restricted Stock Units (“PBRSUs”): the PBRSUs will vest on the third anniversary of his date of hire and may be paid at 0% to 150% of the targeted award based upon the Company’s relative total shareholder return based on a measurement period based on the period from his date of hire through December 31, 2018;

•	Mr. Zubretsky will also receive a sign-on long-term equity award identical to the 2016 long-term equity award;
•	Mr. Zubretsky will participate in the Company’s Amended and Restated Employment Continuity Plan as an “Executive Tier Participant” with a 2X “Multiplier” (without a Section 280G tax gross-up);
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In the event Mr. Zubretsky’s employment is involuntarily terminated, other than for cause or in connection with a change in control, or he terminates his employment with the Company for “good reason”, he will be eligible to receive severance compensation equal to 2.4 times his base salary with one year’s continued vesting of his then outstanding equity awards;

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Mr. Zubretsky will be entitled to reimbursement for certain relocation expenses and will be eligible to participate in the Company’s benefit plans applicable to other senior executives of the Company; and

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Mr. Zubretsky agreed to certain non-solicitation, non-interference and confidentiality provisions in favor of the Company that will survive for at least one year following his termination of employment.

The foregoing description of the terms of the Offer Letter does not purport to be complete and is qualified in its entirety by the Offer Letter attached hereto as Exhibit 10.1, and incorporated herein by reference.

A copy of the press release reporting the announcement of Mr. Zubretsky’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Offer Letter dated May 15, 2016 by and between Joseph M. Zubretsky and the Registrant.
99.1	Press Release of The Hanover Insurance Group, Inc. dated May 16, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hanover Insurance Group, Inc.
(Registrant)

Date: May 16, 2016	By:	/s/ J. Kendall Huber
J. Kendall Huber
Executive Vice President, General
Counsel and Asst. Secretary

EXHIBIT INDEX

10.1	Offer Letter dated May 15, 2016 by and between Joseph M. Zubretsky and the Registrant.
99.1	Press Release of The Hanover Insurance Group, Inc. dated May 16, 2016.